Exhibit 10.5

EXECUTION COPY

KEY PRINCIPAL GUARANTY AND INDEMNITY AGREEMENT

This Key Principal Guaranty and Indemnity Agreement (the “Guaranty”) is made and entered into as of August 4, 2009, by Senior Housing Properties Trust, a Maryland real estate investment trust (the “Guarantor”), for the benefit of Citibank, N.A., a national banking association (together with its successors and assigns, the “Lender”).

RECITALS

A.            Lender has agreed to enter into that certain Master Credit Facility Agreement dated as of August 4, 2009 (as amended, restated, modified or supplemented from time to time, the “Master Agreement”), pursuant to which, inter alia, Lender has agreed, subject to the terms, conditions and limitations of the Master Agreement, to make a Term Loan (the “Term Loan”) to SNH FM FINANCING LLC, a Delaware limited liability company, (“Borrower”), which Term Loan is to be evidenced by, among other things, that certain Fixed Facility Note and that certain Variable Facility Note, each dated of even date herewith (collectively, the “Note”).

B.            The repayment of the Term Loan and all of the Obligations of Borrower under the Master Agreement or the other Loan Documents are guaranteed by this Guaranty to the extent of Borrower’s personal liability as provided under Section 14.01(a)(v) and 14.01(a)(vi)of the Master Agreement.

C.            Guarantor owns, directly or indirectly, an ownership interest in Borrower and will receive a direct and material benefit from the Term Loan made to Borrower.

D.            Lender is willing to make the Term Loan to Borrower only if Guarantor agrees to enter into this Guaranty.

NOW, THEREFORE, in order to induce Lender to make the Term Loan to Borrower, and in consideration thereof, Guarantor hereby agrees as follows:

Section 1.              Definitions.  All capitalized terms used but not defined in this Guaranty shall have the meanings ascribed to such terms in the Master Agreement.  In addition, the following terms shall have the following meanings:

“DUS Guide” means the Fannie Mae Delegated Underwriting and Servicing Guide in its present form and as amended, modified, supplemented or reissued from time to time (all references to Parts, Chapters, Sections and other subdivisions of the DUS Guide shall be deemed references to (i) the Parts, Chapters, Sections and other subdivisions in effect on the date of the Master Agreement and (ii) any successor provisions to such Parts, Chapters, Sections and other subdivisions.

Section 2.              Obligations.

(a)           Guaranty of Payment and Performance.  Guarantor irrevocably, absolutely and unconditionally guarantees to Lender all of the following (collectively, the “Guaranteed Obligations”):  the due and punctual payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, at all times, of all amounts for which Borrower is personally liable under Section 14.01(a)(v) and 14.01(a)(vi) of the Master Agreement.

This Guaranty shall be an unconditional guaranty of payment and performance and not of collection, and is in no way conditioned upon any attempt by Lender to pursue or exhaust any remedy against Borrower.  This Guaranty is a continuing guaranty which shall remain in full force and effect until terminated in accordance with Section 25.

(b)           Indemnification.  Guarantor hereby agrees to indemnify, hold harmless and defend Fannie Mae, Lender and their respective officers, members, directors, shareholders, officials, agents, independent contractors and employees and each of them (each an “indemnified party”) from and against any and all losses, claims, suits, liabilities, actions, debts, damages, costs, obligations, judgments, charges and expenses, including sums paid in settlement of claims and attorneys’ fees, of any nature whatsoever suffered or incurred by Fannie Mae or Lender in any manner as a direct or indirect result of:

(i).           the failure of Master Tenant to pay all (a) reasonable operating expenses of Master Tenant, (b) amounts owing to Borrower under the Master Lease and (c) obligations under the Master Lease and each Subordination, Assignment and Security Agreement (collectively, “Master Tenant Obligations”) prior to making intercompany affiliate loans or distributing funds to its parent, except that such indemnity will not apply to intercompany affiliate loans made in the ordinary course of implementing parent’s cash management system and distributions in any Calendar Quarter if Master Tenant has paid all Master Tenant Obligations in such Calendar Quarter; or

(ii).          the failure of each Operator to pay all (a) reasonable operating expenses of each Mortgaged Property, (b) amounts owing under each Sub-Lease to Master Tenant and (c) obligations of each Operator pursuant to each Sub-Lease and each Subordination, Assignment and Security Agreement (collectively, “Operator Obligations”) prior to making intercompany Affiliate loans or distributing funds to its parent, except that such indemnity will not apply to intercompany Affiliate loans made in the ordinary course of implementing parent’s cash management system and distributions in any Calendar Quarter if Master Tenant has paid all Operator Obligations in such Calendar Quarter.

The obligations under this Section 2(b) are herein referred to as the “Indemnification Obligations.”  The Indemnification Obligations and the Guaranteed Obligations are herein referred to as the “Guaranteed Obligations.”

Section 3.              Form of Payment.  All payments under this Guaranty shall be made to Lender in immediately available funds, without reduction by any recoupment, set-off, counterclaim or cross-claim against Lender.

Section 4.              Guarantor’s Obligations are Absolute.  The obligations of Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, recoupment, deduction, or defense based upon any claim Guarantor may have against Lender or Borrower and shall remain in full force and effect without regard to, and shall not be released, discharged or terminated or in any other way affected by, any circumstance or condition (whether or not Guarantor shall have any knowledge or notice thereof), including, without limitation:

(a)           any amendment or modification of, or extension of time for payment of any of the principal of, interest on or other amounts payable under the Loan Documents;

(b)           any exercise or non-exercise by Lender of any right, power or remedy under or in respect of the Loan Documents, or any waiver, consent, forbearance, indulgence or other action, inaction or omission by Lender under or in respect of the Loan Documents;

(c)           any assignment, sale or other transfer of Borrower’s interest in all or any part of the real or personal property which at any time constitutes collateral for the payment of the Guaranteed Obligations, including, without limitation, a conveyance of such property by Borrower to Lender by deed in lieu of foreclosure;

(d)           any bankruptcy, insolvency, reorganization, adjustment, dissolution, liquidation or other like proceeding involving or affecting Borrower or Lender or their respective properties or creditors, or any action taken with respect to the Loan Documents by any trustee or receiver of Borrower or Lender, or by any court, in any such proceeding;

(e)           any invalidity or unenforceability, in whole or in part, of any term or provision of the Loan Documents or Borrower’s incapacity or lack of authority to enter into the Loan Documents;

(f)            any release, compromise, settlement or discharge (other than for payment) with respect to all or any portion of Borrower’s Obligations under the Loan Documents;

(g)           any acceptance of additional or substituted collateral for payment of the Guaranteed Obligations or any release or subordination of any collateral held at any time by Lender as security for the payment of the Guaranteed Obligations; or

(h)           any resort to Guarantor for payment of all or any portion of the Guaranteed Obligations, whether or not Lender shall have resorted to any collateral securing the Guaranteed Obligations, if any, or shall have proceeded to pursue or exhaust its remedies against Borrower (or any other Person) primarily or secondarily liable for the Guaranteed Obligations.

No exercise, delay in exercise or non-exercise by Lender of any right hereby given it, no dealing by Lender with Borrower, Guarantor or any other Person, no change, impairment or suspension of any right or remedy of Lender, and no act or thing which, but for this provision, could act as a release or exoneration of the liabilities of Guarantor hereunder, shall in any way affect, decrease, diminish or impair any of the obligations of Guarantor hereunder or give Guarantor or any other Person any recourse or defense against Lender.

Section 5.              Waiver.  Guarantor unconditionally waives the following:

(a)           notice of acceptance of this Guaranty and notice of any of the matters referred to in Section 4 hereof;

(b)           all notices which may be required by statute, rule of law or otherwise to preserve intact any rights which Lender may have against Guarantor under this Guaranty, including, without limitation, any demand, proof or notice of non-payment of any of the principal of, interest on or other amounts payable under the Loan Documents, and notice of any failure on the part of Borrower to perform and comply with any covenant, agreement, term or condition of the Loan Documents;

(c)           any right to the enforcement, assertion or exercise of any right, power or remedy conferred upon Lender in the Loan Documents or otherwise;

(d)           any requirement that Lender act with diligence in enforcing its rights under the Loan Documents or this Guaranty;

(e)           any right to require Lender to proceed against or exhaust its recourse against Borrower or any security or collateral held by Lender, if any, at any time for the payment of the Guaranteed Obligations or to pursue any other remedy in its power before being entitled to payment from Guarantor under this Guaranty or before proceeding against Guarantor;

(f)            any failure by Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Borrower or any other Person;

(g)           any defense based upon an election of remedies by Lender which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor (after payment of the Guaranteed Obligations) to proceed against Borrower for reimbursement, or both;

(h)           any defense based upon any taking, modification or release of any collateral for the Guaranteed Obligations, if any, or any failure to perfect any security interest in, or the taking of, or failure to take any other action with respect to, any collateral securing payment of the Guaranteed Obligations, if any;

(i)            any defense based upon the addition, substitution or release, in whole or in part, of any Person(s), including, without limitation, another guarantor, primarily or secondarily liable for or in respect of the Guaranteed Obligations;

(j)            any rights or defenses based upon an offset by Guarantor against any obligation now or hereafter owed to Guarantor by Borrower; and

(k)           all other notices which may or might be lawfully waived by Guarantor;

it being the intention hereof that Guarantor shall remain liable as principal, to the extent set forth in this Guaranty, until the payment and performance in full of the Guaranteed Obligations, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of Guarantor other than the payment and performance in full of the Guaranteed

Obligations.  No delay by Lender in exercising any rights and/or powers hereunder or in taking any action to enforce Borrower’s obligations under the Loan Documents shall operate as a waiver as to such rights or powers or in any manner prejudice any and all of Lender’s rights and powers hereunder against Guarantor.  The intention of Guarantor under this Guaranty is that, so long as any of the Guaranteed Obligations remains unsatisfied, the obligations of Guarantor hereunder shall not be discharged except by payment or performance and then only to the extent of such payment or performance.  Guarantor agrees that Guarantor’s obligations hereunder shall not be affected by any circumstances, whether or not referred to in this Guaranty, which might constitute a legal or equitable discharge of a surety or guarantor.

Section 6.              Election of Remedies.  This Guaranty may be enforced from time to time, as often as occasion therefor may arise, and without any requirement that Lender must first pursue or exhaust any remedies available to it against Borrower under the Loan Documents or against any other Person or resort to any collateral at any time held by it for performance of the Guaranteed Obligations, if any, or any other source or means of obtaining payment of any of the Guaranteed Obligations.

Section 7.              Representations and Warranties of Guarantor.  Guarantor hereby represents and warrants to Lender as follows:

(a)           Due Organization; Qualification.  Guarantor is qualified to transact business and is in good standing in the State in which it is organized and in each other jurisdiction in which such qualification and/or standing is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability of Guarantor to perform the Guaranteed Obligations.

(b)           Power and Authority.  Guarantor has the requisite power and authority (i) to own its properties and to carry on its business as now conducted and as contemplated to be conducted in connection with the performance of the Guaranteed Obligations, and (ii) to execute and deliver this Guaranty and to carry out the transactions contemplated by this Guaranty.

(c)           Due Authorization.  The execution, delivery and performance of this Guaranty has been duly authorized by all necessary action and proceedings by or on behalf of Guarantor, and no further approvals or filings of any kind, including any approval of or filing with any Governmental Authority, are required by or on behalf of Guarantor as a condition to the valid execution, delivery and performance by Guarantor of this Guaranty.

(d)           Valid and Binding Obligations.  This Guaranty has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors’ rights generally or by equitable principles or by the exercise of discretion by any court.

(e)           Non-contravention: No Liens.  Neither the execution and delivery of this Guaranty by Guarantor, nor the fulfillment of or compliance with the terms and conditions of this

Guaranty by Guarantor nor the payment or performance of the Guaranteed Obligations by Guarantor, as applicable:

(i)            does or will conflict with or result in any breach or violation of any Applicable Law enacted or issued by any Governmental Authority or other agency having jurisdiction over Guarantor, any of the Mortgaged Properties or any other portion of the Collateral or assets of Guarantor, or any judgment or order applicable to Guarantor or to which Guarantor is subject;

(ii)           does or will conflict with or result in any material breach or violation of, or constitute a default under, any of the terms, conditions or provisions of Guarantor’s Organizational Documents, any indenture, existing agreement or other instrument to which Guarantor is a party or to which Guarantor, any of the Mortgaged Properties or any other portion of the Collateral or other assets of Guarantor is subject; or

(iii)          does or will require the consent or approval of any creditor of Guarantor, any Governmental Authority or any other Person except such consents or approvals which have already been obtained.

(f)            Pending Litigation or Other Proceedings.  There is no pending or, to the knowledge of Guarantor, threatened action, suit, proceeding or investigation, at law or in equity, before any court, board, body or official of any Governmental Authority or arbitrator which, if decided adversely to Guarantor, would have, or may reasonably be expected to have a Material Adverse Effect.

(g)           Solvency.  Guarantor is not insolvent and will not be rendered insolvent by the transaction contemplated by this Guaranty and after giving effect to such transaction, Guarantor will not be left with an unreasonably small amount of capital with which to engage in its business or undertakings, nor will Guarantor have incurred, have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Guarantor did not receive less than a reasonably equivalent value in exchange for incurrence of the Guaranteed Obligations.  There (i) is no contemplated, pending or, to Guarantor’s knowledge, threatened bankruptcy, reorganization, receivership, insolvency or like proceeding, whether voluntary or involuntary, affecting Guarantor and (ii) has been no assertion or exercise of jurisdiction over Guarantor by any court empowered to exercise bankruptcy powers.

(h)           No Contractual Defaults.  There are no defaults by Guarantor or, to the knowledge of Guarantor, by any other Person under any contract to which Guarantor is a party other than defaults which do not have, and are not reasonably be expected to have, a Material Adverse Effect.  Neither Guarantor nor, to the knowledge of Guarantor, any other Person, has received notice or has any knowledge of any existing circumstances in respect of which it could receive any notice of default or breach in respect of any material contracts.

(i)            Representations True and Correct.  The representations and warranties made by Guarantor in this Guaranty are true, complete and correct in all material respects as of the Initial Closing Date and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(j)            ERISA.  Guarantor is in compliance in all material respects with all applicable provisions of ERISA and has not incurred any liability to the PBGC on a Plan under Title IV of ERISA.  None of the assets of Guarantor constitute plan assets (within the meaning of Department of Labor Regulation § 2510.3-101) of any employee benefit plan subject to Title I of ERISA.

(k)           Financial Information.  The financial statements of Guarantor which have been furnished to Lender are complete and accurate in all material respects and present fairly the financial condition of Guarantor, as of its date in accordance with GAAP, applied on a consistent basis, and since the date of the most recent of such financial statements no event has occurred which would have, or may reasonably be expected to have a Material Adverse Effect or a material adverse effect on the financial condition of Guarantor, and there has not been any material transaction entered into by Guarantor other than as disclosed in public filings.  Guarantor has no material contingent obligations which are not otherwise required to be disclosed in accordance with GAAP in its most recent financial statements.

(l)            Accuracy of Information. No information, statement or report furnished in writing to Lender by Guarantor in connection with this Guaranty or any other Loan Document or in connection with the consummation of the transactions contemplated hereby and thereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(m)          No Conflicts of Interest.  No member, officer, agent or employee of Lender has been or is in any manner interested, directly or indirectly, in that Person’s own name, or in the name of any other Person, in the Guaranty, the Loan Documents, or any Mortgaged Property, in any contract for property or materials to be furnished or used in connection with such Mortgaged Property or in any aspect of the transactions contemplated by the Loan Documents.

(n)           Governmental Approvals.  No Governmental Approval not already obtained or made is required for the execution and delivery of this Guaranty or the performance of the terms and provisions hereof by Guarantor.

(o)           Governmental Orders.  Guarantor is not presently under any cease or desist order or other orders of a similar nature, temporary or permanent, of any Governmental Authority which would have the effect of preventing or hindering performance of its duties hereunder, nor are there any proceedings presently in progress or to its knowledge contemplated which would, if successful, lead to the issuance of any such order.

(p)           No Reliance. Guarantor acknowledges, represents and warrants that it understands the nature and structure of the transactions contemplated by this Guaranty and the other Loan Documents; that it is familiar with the provisions of all of the documents and instruments relating to such transactions; that it understands the risks inherent in such transactions, including the risk of loss of all or any of the Mortgaged Properties; and that it has not relied on Lender or Fannie Mae for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Guaranty or any other Loan Document or otherwise relied on Lender or Fannie Mae in any manner in connection with interpreting, entering into or otherwise in connection with this Guaranty, any other Loan Document or any of the matters contemplated hereby or thereby.

(q)           Compliance with Applicable Law.  Guarantor is in compliance with Applicable Law, including all Governmental Approvals, if any, except for such items of noncompliance that, singly or in the aggregate, have not had and are not reasonably expected to cause, a Material Adverse Effect.

(r)            Contracts with Affiliates.  Guarantor has not entered into and is not a party to any contract, lease or other agreement with any Affiliate of Guarantor for the provision of any service, materials or supplies relating to any Mortgaged Property.

(s)           UCC Amendment.                Guarantor represents and warrants that the entities listed on Schedule 1 attached hereto (the “UCC Affiliates”) are Affiliates of Guarantor and that the UCC Affiliates are the only Affiliates of Guarantor that are named as secured parties on UCC financing statements that name Operator, as debtor, and that pledge any of the Collateral under the Loan Documents or any UCC Collateral under the Subordination, Assignment and Security Agreement.  Guarantor represents and warrants that it has the power and authority to authorize, on behalf of the UCC Affiliates, the filing of terminations and/or amendments, as applicable, relating to such UCC financing statements (the “Affiliate UCC Amendments”) with the appropriate Governmental Authorities.  Guarantor hereby authorizes Lender to file the Affiliate UCC Amendments with the appropriate Governmental Authority.

Section 8.              Affirmative Covenants of Guarantor. Guarantor agrees and covenants with Lender that, at all times during the Term of this Guaranty:

(a)           Maintenance of Existence.  Guarantor shall maintain its existence and continue to be a real estate investment trust organized under the laws of the state of its organization (other than as permitted under Section 8.12(b) of the Master Agreement).  Guarantor shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Guaranty.

(b)           Financial Statements; Accountants’ Reports: Other Information. Guarantor shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect all of Guarantor’s financial transactions and assets as required by GAAP. In addition, Guarantor shall furnish, or cause to be furnished, to Lender the financial statements required of Guarantor by Section 8.03(a) of the Master Agreement.  In addition, Guarantor shall provide Lender with the following:

(i)            Accountants’ Reports.  Promptly upon receipt thereof, copies of any reports or management letters submitted to Guarantor by its independent certified public accountants in connection with the examination of its financial statements made by such accountants.

(ii)           Other Reports.  All schedules, financial statements or other similar reports reasonably requested by Lender with respect to Guarantor’s business affairs or condition (financial or otherwise).

(c)           Maintain Licenses.  Guarantor shall procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.

(d)           Access to Records and Discussions with Officers and Accountants. To the extent permitted by law, Guarantor shall permit Lender to:

(i)            inspect, make copies and abstracts of, and have reviewed or (after an Event of Default) audited Guarantor’s books and records related to Borrower and the Mortgaged Properties;

(ii)           discuss Guarantor’s affairs, finances and accounts with any of Guarantor’s officers, partners and employees and  (provided that an officer of Guarantor has been given the opportunity by Lender to be a party to such discussion) Guarantor’s independent public accountants;

(iii)          discuss the Mortgaged Properties’ conditions, operations or maintenance with the Operators of such Mortgaged Properties and the officers of Guarantor; and

(iv)          receive any other information that Lender deems reasonably necessary or relevant in connection with the Guaranty, any Loan Document or the Guaranteed Obligations.

Notwithstanding the foregoing, prior to an Event of Default and so long as no Potential Event of Default has occurred and is continuing, all inspections shall be conducted at reasonable times during normal business hours and upon reasonable notice to Guarantor.

(e)           Inform Lender of Material Events.  Guarantor shall promptly, but in any event within five (5) Business Days, inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Guarantor has actual knowledge:

(i)            Defaults. The occurrence of any Event of Default or any Potential Event of Default under any Loan Document;

(ii)           Regulatory Proceedings. The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect;

(iii)          Legal Proceedings. The commencement or threat of, or amendment to, any proceedings by or against Guarantor in any Federal, state or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination may reasonably be expected to have, a Material Adverse Effect;

(iv)          Bankruptcy Proceedings. The commencement of any proceedings by or against Guarantor as debtor under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for it;

(v)           Regulatory Supervision or Penalty. The receipt of notice from any Governmental Authority having jurisdiction over Guarantor that (A) Guarantor is being placed under regulatory supervision, (B) any license, Permit, charter, membership or registration material to the conduct of Guarantor’s business or the Mortgaged Properties has been or is to be suspended or revoked or (C) Guarantor is to cease and desist any practice, procedure or policy employed by Guarantor, as the case may be, in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect;

(vi)          Material Adverse Effect.  The occurrence of any act, omission, change or event which has a Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Lender pursuant to Section 8.03 of the Master Agreement;

(vii)         Restructuring of Guarantor.  Any restructuring or reorganization of Guarantor;

(viii)        Accounting Changes. Any material change in Guarantor’s accounting policies or financial reporting practices;

(ix)           Legal and Regulatory Status. The occurrence of any material act, omission, change or event, including any Governmental Approval, the result of which is to change or alter in any way the legal or regulatory status of Guarantor; and

(x)            Default on Indebtedness.  The occurrence of any event that results in or, with the giving of notice, if applicable, or the passing of time, or both, would result in (i) any default in respect of any Indebtedness of Guarantor, (ii) the failure of Guarantor to pay when due or within any applicable grace period any Indebtedness of Guarantor, or (iii) any Indebtedness of Guarantor becoming due and payable before its normal maturity by reason of a default or event of default, however described, or any other event of default shall occur and continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness if any such event would, or reasonably could be expected to, result in a Material Adverse Effect.

(xi)           Changes in Senior Management.  Any change in the identity of the members of Senior Management.

(f)            ERISA.  Guarantor shall at all times remain in compliance in all material respects with all applicable provisions of ERISA and similar requirements of the PBGC.

(g)           Further Assurances.  Guarantor, at the request of Lender, but without incurring any liability beyond the Guaranteed Obligations, shall execute and deliver and, if necessary, file or record such statements, documents, agreements and take such further action as Lender from time to time may request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Guaranty or any of the other Loan Documents or in order to exercise or enforce its rights under the Loan Documents.

(h)           Monitoring Compliance. Upon the request of Lender, but without incurring any liability beyond the Guaranteed Obligations, from time to time, Guarantor shall promptly provide to Lender such documents, certificates and other information as may be deemed reasonably necessary to enable Lender to perform its functions under the DUS Guide as the same relates to Guarantor.

(i)            Compliance with Net Worth Test.  Until the date upon which all of the conditions set forth in Section 8.25 are satisfied in full, Guarantor shall at all times maintain its Net Worth so that it is not less than $515,000,000.

(j)            Compliance with Liquidity Test.  Until the date upon which all of the conditions set forth in Section 8.25 are satisfied in full, Guarantor shall at all times ensure that the sum of (i) cash and Cash Equivalents maintained by it and (ii) the amount available to be drawn by it under its lines of credit (including, without limitation, under the Amended and Restated Credit Agreement dated as of July 29, 2005, as amended, with certain lenders and Wachovia Bank, National Association, as administrative agent) is not less than $21,000,000.

Section 9.              Negative Covenants of Guarantor.

(a)           Other Activities.  Guarantor shall not dissolve or liquidate in whole or in part.

(b)           Material Adverse Effect.  Guarantor shall not take or permit any action which could reasonably be expected to have any Material Adverse Effect.

(c)           Principal Place of Business.  Guarantor shall not change its principal place of business or the location of its books and records without first giving ten (10) days’ prior written notice to Lender.

(d)           Transfer.  Guarantor shall not, and shall cause Borrower not to cause or permit:

(i)            any Transfer prohibited by Sections 8.12 and 8.13 of the Master Agreement; or

(ii)           any Change of Control;

except, in each case, as otherwise permitted pursuant to the provisions of Sections 8.12, 8.13 and 8.14 of the Master Agreement.

Section 10.            Expenses. Guarantor agrees to pay all reasonable out-of-pocket costs and expenses, including court costs and expenses and the reasonable fees and disbursements of legal counsel within thirty (30) days after demand by Lender, incurred by or on behalf of Lender in connection with the enforcement of Guarantor’s obligations under this Guaranty or the protection of Lender’s rights under this Guaranty. The covenants contained in this Section shall survive the payment of the Guaranteed Obligations.

Section 11.            Condition of Borrower.  Guarantor is fully aware of the financial condition of Borrower and is executing and delivering this Guaranty based solely upon Guarantor’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement made by Lender. Guarantor represents and warrants that Guarantor is in a position to obtain, and Guarantor hereby assumes full responsibility for obtaining, any additional information concerning Borrower’s financial condition and any other matters pertinent hereto as Guarantor may desire and Guarantor is not relying upon or expecting Lender to furnish to Guarantor any information now or hereafter in Lender’s possession concerning the same or any other matter. By executing this Guaranty, Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks Guarantor acknowledges.

Section 12.            Further Assurances. Guarantor agrees at any time and from time to time upon request by Lender to take, or cause to be taken, any action and to execute and deliver any additional documents which, in the reasonable opinion of Lender, may be necessary in order to assure to Lender the full benefits of this Guaranty.

Section 13.            Subordination. Guarantor hereby irrevocably and unconditionally agrees that any claims, direct or indirect, Guarantor may have by subrogation or other form of reimbursement, against Borrower or to any security or any interest therein, by virtue of this Guaranty or as a consequence of any payment made by Guarantor pursuant to this Guaranty, shall be fully subordinated in time and right of payment to the payment in full of the Guaranteed Obligations and all other obligations of Guarantor to Lender under this Guaranty.

Section 14.            No Subrogation. Guarantor shall not have any right of subrogation against Borrower by reason of any payment by Guarantor under this Guaranty until such time as all of the Guaranteed Obligations have been satisfied in full. Nothing in the foregoing shall affect any claim which Guarantor has against Borrower under the terms of the Organizational Documents of Borrower.

Section 15.            Insolvency and Liability of Borrower. So long as any of the Guaranteed Obligations is unpaid and this Guaranty is in effect, and to the extent not prohibited by the applicable bankruptcy court, Guarantor agrees to file all claims against Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with Indebtedness owed by Borrower to Guarantor and to assign to Lender all rights of Guarantor thereunder up to the lesser of (i) the amount of such Indebtedness or (ii) the amount of the Guaranteed Obligations.  In all such cases the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof to the full extent necessary to pay the Guaranteed Obligations, and Guarantor hereby assigns to Lender all of Guarantor’s rights to all such payments to which Guarantor would otherwise be entitled. Notwithstanding the foregoing, and except to the extent that any sums owed by Borrower to Lender under the Loan Documents shall have been fully satisfied thereby, the liability of Guarantor hereunder shall in no way be affected by

(a)           the release or discharge of Borrower in any creditors’, receivership, bankruptcy or other proceedings; or

(b)           the impairment, limitation or modification of the liability of Borrower or the estate of Borrower in bankruptcy resulting from the operation of any present or future provisions of the Bankruptcy Code or other statute or from the decision in any court.

Section 16.            Preferences, Fraudulent Conveyances, Etc. If Lender is required to refund, or voluntarily refunds, any payment received from Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including, without limitation, any judgment, order or decree of any court or administrative body having jurisdiction over Lender or any of its property, or any settlement or compromise of any claim effected by Lender with Borrower or other claimant (a “Rescinded Payment”), then Guarantor’s liability to Lender shall continue in full force and effect, or Guarantor’s liability to Lender shall be reinstated, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any Note or any of the other Loan Documents. In addition, Guarantor shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Guaranteed Obligations from Guarantor must be refunded. The provisions of this Section shall survive the termination of this Guaranty and any satisfaction and discharge of Borrower by virtue of any payment, court order or any federal or state law.

Section 17.            Waiver. Neither this Guaranty nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by Lender and Guarantor expressly referring to this Guaranty and to the provisions so changed or limited. No such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Lender in exercising any right under this Guaranty shall operate as a waiver thereof or otherwise by prejudice thereto.

Section 18.            Notices. All notices or other communications hereunder shall be sufficiently given and shall be deemed given when sent in the manner prescribed by the Master Agreement addressed to the parties as follows:

As to Guarantor:	Senior Housing Properties Trust
400 Centre Street
Newton, MA 02458
Attention David J. Hegarty
Telecopy: (617) 796-8349

with a copy to:	Sullivan Worcester, LLP
One Post Office Square
Boston, MA 02109
Attention: Warren Heilbronner
Telecopy: (617) 338-2880

If to Lender or
to Fannie Mae:	As provided in Section 15.08 of the Master Agreement.

Section 19.            Assignability by Lender. Lender may, without notice to Guarantor, assign or transfer the Term Loan and the Loan Documents, in whole or in part. In such event, each and every immediate and successive assignee, transferee or holder of all or any part of the Term Loan and the Loan Documents shall have the right to enforce this Guaranty, by legal action or otherwise, as fully as if such assignee, transferee, or holder were by name specifically given such right and power in this Guaranty. Lender shall have an unimpaired right to enforce this Guaranty for its benefit as to so much of the Term Loan and the Loan Documents as Lender has not sold, assigned or transferred.

Section 20.            Guarantor Bound by Judgment Against Borrower. Guarantor shall be conclusively bound, in any jurisdiction, by the judgment in any action by Lender against Borrower in connection with the Loan Documents (wherever instituted) as if Guarantor were a party to such action even if not so joined as a party.

Section 21.            Governing Law. The provisions of Section 15.06 of the Master Agreement (entitled “Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial”) are hereby incorporated into this Agreement by this reference to the fullest extent as if the text of such Section were set forth in its entirety herein.

Section 22.            Invalid Provisions. If any provision of this Guaranty or the application thereof to Guarantor or any circumstance in any jurisdiction whose laws govern this Guaranty shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent of such invalidity or unenforceability and shall be deemed modified to conform to such statute, regulation or rule or law. The remainder of this Guaranty and the application of any such invalid or unenforceable provision to parties, jurisdictions or circumstances other than those to whom or to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability nor shall such invalidity or unenforceability affect the validity or enforceability of any other provision of this Guaranty.

Section 23.            General Provisions. This Guaranty shall be binding upon the respective successors and assigns of Guarantor, and shall inure to the benefit of Lender and its successors and assigns, including, without limitation, each successive holder of the Note. The descriptive headings of the Sections of the Guaranty have been inserted herein for convenience of reference only and shall not define or limit the provisions hereof.

Section 24.            Obligations Joint and Several.  The obligations of Guarantor hereunder shall be joint and several with the obligations of any other guarantors under this and any other guaranty and the obligations of Borrower under the Loan Documents.

Section 25.            Term of Guaranty.  Guarantor’s obligations under this Guaranty with respect to Section 14.01(a)(vi) of the Master Agreement shall remain in effect until all obligations set forth in Section 8.26 of the Master Agreement are satisfied in full.  The Indemnification Obligations, the Guaranteed Obligations with respect to Section 14.01(a)(v) and all other obligations under this Guaranty shall remain in effect until all Obligations under the Master Agreement are satisfied in full.

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IN WITNESS WHEREOF, Guarantor has signed this Guaranty under seal as of the day and year first above written.

GUARANTOR:

Senior Housing Properties Trust, a Maryland real estate investment trust

By:	/s/ David J. Hegarty
Name:	David J. Hegarty
Title:	President

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SCHEDULE 1

UCC Affiliates

CCC FINANCING I TRUST

CCC FINANCING LIMITED, L.P.

CCC INVESTMENTS I, L.L.C.

CCC OF KENTUCKY TRUST

CCC OHIO HEALTHCARE TRUST

CCC PUEBLO NORTE TRUST

CCC RETIREMENT COMMUNITIES II, L.P.

CCCP SENIOR LIVING LLC

CCDE SENIOR LIVING LLC

CCFL SENIOR LIVING LLC

CCOP SENIOR LIVING LLC

CCSL SENIOR LIVING LLC

ELLICOTT CITY LAND I LLC

ELLICOTT CITY LAND II LLC

HRES2 PROPERTIES TRUST

LEISURE PARK VENTURE LIMITED PARTNERSHIP

LTJ SENIOR COMMUNITIES LLC

PANTHER HOLDINGS LEVEL I, L.P.

SNH CHS PROPERTIES TRUST

SNH/LTA PROPERTIES TRUST

SNH/LTA PROPERTIES GA LLC

SPT-MICHIGAN TRUST

SPTMNR PROPERTIES TRUST

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